Exhibit 10.3

AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Employment Agreement between American Woodmark Corporation (the “Company”) and R. Perry Campbell (the “Employee”) dated September 2, 2014 (the “Agreement”) is hereby made as of this 28th day of May, 2019.

WITNESSETH:

WHEREAS, the parties have the power to amend the Agreement and now wish to do so;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

1.	Section 3(b) of the Agreement is hereby amended in its entirety as follows:

Annual Cash Bonus.   In addition to base salary, the Employee shall be entitled to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 125% of the Employee’s base salary. The actual amount of such bonus for any fiscal year shall be related to the achievement of certain performance objectives to be set at the beginning of each fiscal year by the Compensation Committee of the Board (the “Committee”). The Committee may increase the maximum amount of the Employee’s annual bonus opportunity in its discretion. Nothing in this Agreement, however, shall be construed as a guarantee of an annual payment of the annual cash bonus. The annual bonus, if any, shall be paid to the Employee in a single lump sum as soon as reasonably practicable following the end of the fiscal year to which it relates, but in no event later than 90 days after the end of such fiscal year.

2.	In all respects not amended the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first set forth above.

EMPLOYEE                    COMPANY

AMERICAN WOODMARK CORPORATION

/s/ R. PERRY CAMPBELL        By:    /s/ M. SCOTT CULBRETH
R. Perry Campbell                 Name:    M. Scott Culbreth
Title:    Senior Vice President and
Chief Financial Officer